Putnam Ohio Tax Exempt Income Fund
11/30/13 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A 2,189
        Class B	28
        Class C 171
	Class M	8

72DD2	Class Y 120


73A1	Class A	0.154193
        Class B	0.126508
        Class C 0.119878
	Class M	0.142089

73A2    Class Y 0.164221


74U1 	Class A	13,479
        Class B	207
        Class C 1,302
	Class M	51

74U2    Class Y 603


74V1	Class A	8.82
        Class B	8.81
        Class C 8.82
        Class M	8.82

74V2	Class Y 8.83



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.